Exhibit p(ii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                            NATIONAL AUSTRALIA ASSET
                               MANAGEMENT LIMITED
                                  OCTOBER 1999
                                      INDEX

            1.    SUMMARY OF RULES



            2.    INTRODUCTION

                  2.1   Purpose of the Rules
                  2.2   The Basic Principle



            3.    SCOPE OF THE RULES

                  3.1   Instruments Covered by the Rules
                  3.2   Instruments Not Covered by the Rules
                  3.3   To Whom Do These Rules Apply?
                  3.4   Investment Clubs and Syndicates
                  3.5   Consequences of Failing to Comply




            4.    PROCEDURES FOR DEALING

                  4.1   Securities
                  4.2   New Issues




            APPENDICES

            1.    Summary of Insider Trading Legislation & Flowchart

            2.    Example of Buy/Sell Dealing Form

            3.    Authorised Signatories

            4.    Broker Form

5.    Staff Acknowledgement

                                                                    October 1999
1.    SUMMARY OF RULES

   A. GENERAL

1.   Every staff member is expected to know and observe the rules.

2.   Dealing should not take place if it could prejudice the reputation of NAM.

3.   Prior  authorisation  to deal must  always be  sought  from an  Authorising
     Officer.

4. Authorisation to deal is valid for twenty-four hours and re-authorisation will be necessary if dealing is not completed in the time frame specified.

5. All staff must provide the Compliance Manager with a list of brokers they propose to deal with. Prior approval must be obtained from the Managing Director to use a broker who is not on your approved broker list.

6. Staff may not seek or accept extended settlement terms of any form of credit from the broker unless the broker provides this facility generally to its customers.

7. Use of free or discounted brokering services as a general rule is not permitted. In very limited circumstances the Managing Director may give prior written authorisation for this to occur, eg where there is a long standing private client relations hip between the staff member and broker.

8. Personal dealing advices, duly authorised and showing the date the deal was completed must be lodged with the Compliance Manager.

9. Staff members should not derive any personal advantage from information which is not generally available and which has been obtained in the course of their employment.

10. NAM or National Australia Bank (NAB) may embargo dealing in particular company securities or derivatives from time to time. Authorising Officers will be aware of such restrictions and will advise you accordingly. Authorising Officers are not required to disclose the reason for declining an application to deal.

11. Staff who make or contribute to making investment decisions on financial securities in their employment, are prohibited from establishing discretionary dealing accounts with any brokers for the purposes of dealing in securities that are in the same asset class as those they trade in their employment.

12. You must not deal on your own account or for others over whom you have significant influence or control, if such dealing could prejudice the reputation or call into question the integrity of NAM.

13.  You must not engage in `front running'.

14. If you possess unpublished price-sensitive information relating to securities, or are precluded for any other reason from dealing, you must not deal in those securities for your own account, or advise or cause any other person to deal, or communicate any information or opinion on those securities to any other person if you know or believe that the other person will deal or cause or advise someone else to.

15. You must not sell securities short unless you can borrow the securities or otherwise acquire the securities for settlement under normal market practices.

16. If you make, or support decision making on investments, you are not allowed to participate in any underwriting or placing of a security in the asset class you are associated with and that NAM is involved in, unless the offer is available to the general public or the offeror has made securities available to the staff generally.

   B. DEALING

1.   Fill in the details on a dealing form.

2. Have the form signed by an Authorising Officer, usually the Executive Director, Australian Equities.

3.   Place your order with your broker.

4. Lodge the completed dealing form with the Compliance Manager after your order is filled (keep a copy for yourself).

2.    INTRODUCTION

2.1   PURPOSE OF THE RULES

     The Corporations Law ("the Law") and the Business Rules of the Australian Stock Exchange ("the ASX Business Rules") impose obligations on persons involved in the securities and futures industries in relation to dealings in securities and futures contracts. This document summarises those legal requirements and sets out NAM's policies and procedures governing personal dealings by its staff. The aim of the rules is to protect us from legal liability and to ensure that every person associated with NAM:

          o complies with the Law, best practice and the Rules of the Australian Stock Exchange and Sydney Futures Exchange;

          o does not abuse the trust that is placed in them as responsible members of staff; and

          o    maintains  the  high   standards  of  integrity  on  which  NAM's
               reputation is based.

     Personal dealings in securities and futures contracts need to be subject to certain authorisation and disclosure procedures, which are detailed in these rules.

     Every member of staff is expected to know and observe these rules. Any breach may result in dismissal as well as exposure to possible civil and criminal liability for insider trading and market manipulation. This could affect your ability to participate in the securities or futures industry including obtaining further employment in the finance sector.

     In addition, a breach of these personal dealing rules may result directly or indirectly in a breach by NAM of the Law or the ASX and SFE Business Rules, and thus jeopardise the dealers' and futures brokers' licences held.

2.2   THE BASIC PRINCIPLE

     All staff and associates are entitled to buy and sell securities and futures contracts whenever they wish, subject to complying with these rules.

     However, as much for your own protection as for the protection of NAM, it is necessary to have a framework of rules and procedures governing your own account dealing in securities. In this area more than most, employees' conduct is liable to come under close scrutiny, both from within and outside the firm, and must be capable of being justified after the event. The mere appearance of wrongdoing can be sufficient to cause embarrassment. In practice, employees are likely to find that in this area the burden of proof is on them to show that they have behaved correctly.

     For these reasons it is important that staff understand they must comply not merely with the letter of these policies but also with their spirit, as expressed in the following principle:

o Dealing should not take place if it could prejudice the reputation or call into question the integrity of NAM.

o The legitimate desire to maximise personal financial situations must not be allowed to distract staff from their work responsibilities.

2.3   ACKNOWLEDGEMENT

     All staff will receive a copy of these rules for their records and will sign and return a copy with the list of their brokers to Human Resources as acknowledgement that they have received, read and understood these rules. This acknowledgement will also occur annually as part of the performance appraisal process. (Refer Appendix 5)

3.    SCOPE OF THE RULES

3.1   INSTRUMENTS COVERED BY THE RULES

o Securities and listed unit trusts, whether Australian or foreign, and whether or not listed on an exchange in Australia.

o Options, warrants, partly paid shares and rights to subscribe for or acquire shares in or convertible notes of a company.

o Exchange traded options traded on a securities exchange.

o Debentures, shares and bonds issued by governments, local authorities, public authorities or international agencies and corporations and options, warrants and rights to subscribe for or acquire such debentures, shares or bonds.

o Futures contracts including but not limited to futures on indices and individual equities (but not commodities).

o     Unlisted trusts including property trusts.

3.2   INSTRUMENTS NOT COVERED BY THE RULES

     The Rules do not apply to any of the following:

o Purchase of securities by prospectus, investor booklet, initial offer documents or public superannuation fund products.

o Acceptance or application of rights or bonus issues, corporate restructures, selldowns or buybacks, or dividend re-investment plans available to you as an existing shareholder.

o Acquisition of National Australia Bank shares under the staff share scheme.

o     Acquisition of shares and options by way of gifts or legacies.

     HOWEVER, THE RULES WILL APPLY WHEN YOU SELL THESE INSTRUMENTS.

     The Rules also do not apply to dealings in shares, options or units in privately owned family companies or trusts, provided you do not have or share power to make investment decisions.

3.3   TO WHOM DO THESE RULES APPLY?

     These rules apply to:

o All staff working within NAM, be it full-time, part-time or on a temporary basis.

o Contract staff and secondees (including consultants) who are on contracts of 1 month or longer or on open ended contracts.

     Where you have influence or control in relation to a discretionary account, these transactions will be subject to the dealing rules. This includes an account set up in the name of yourself, your spouse, your partner, your children under 18 years, your company or your family trust and your personal superannuation fund. It may also include other members of your household. If you are unsure, please refer to Legal/Compliance and obtain their written advice.

     A member of staff will be presumed to have significant influence or control over the dealings of his/her spouse, financially dependant children and personal superannuation fund unless he/she has notified Legal/Compliance in writing to the contrary. Legal/Compliance will acknowledge, in writing, receipt of such advice which they will retain for future reference.

     Where a spouse or partner is also employed elsewhere within the finance sector and subject to their own company's personal dealing rules, it is recognised that they may find it impossible or very difficult to comply with both sets of rules. In these circumstances you should refer to Legal/Compliance in order that a compromise may be agreed, where possible, under the relevant dealing rules and any external regulations. Legal/Compliance will advise you in writing of any variations to these Rules. You should retain a copy for future reference.

     Compliance Managers prepare monthly reports on staff dealings. Exceptions, in the form of conflicts or unresolved issues, are reported to the Managing Director regularly.

3.4   INVESTMENT CLUBS OR SYNDICATES

     You are not prohibited from belonging to investment clubs or syndicates, however such arrangements must be cleared in advance by Legal/Compliance. Full details of the operation of the syndicate (and any future changes) will need to be supplied to obtain clearance which will be in writing and a copy retained by Legal/Compliance for future reference.

3.5   CONSEQUENCES OF FAILING TO COMPLY

     Under AIMA rules NAM is required to report any breach of the insider trading rules to the authorities.

     Failure to comply with these policies could have one or more of the following consequences for the member of staff concerned:-

          o disciplinary action by a regulatory body, leading to imposition of fines/imprisonment;

          o prosecution of the member of staff by the authorities for insider dealing;

          o    dismissal from NAM.


4.    PROCEDURES FOR DEALING

     Staff may deal through any broker and written prior authorisation must be obtained from an Authorising Officer. The broker's name must be included on the staff dealing form.

4.1   SECURITIES

     1. PRIOR AUTHORISATION TO DEAL MUST ALWAYS BE SOUGHT FROM AN AUTHORISING OFFICER FOR ALL DEALS GOVERNED BY THESE RULES. A list of Authorising Officers is available in the Policy Database. (Refer to Appendix 3 for the current listing of Authorising Officers). Authorisation may not always be granted because of possible conflicts of interest, reputation concerns etc. If urgent prior permission to deal is needed and you are unable to obtain same day written authorisation personally, eg due to being absent on holiday or sick leave, the rules still apply but a work colleague may apply for you.

          NAM may at any time without any reason:-

          o    restrict trading in any security or derivative by an employee;

          o impose special conditions or restrictions on the trading in certain securities or derivatives;

          o    decline to give permission to deal when it is requested.

     2. Authorisation to deal is valid for twenty-four hours and re-authorisation will be necessary if dealing is not completed within the time frame specified.

     3. All staff must provide the Compliance Manager with a list of brokers they propose to deal with and this list will be confirmed in writing by the Managing Director. A copy of the broker approval form is available in the Policy Database. (Refer Appendix 4). Prior approval must be obtained from the Managing Director to use a broker who is not on your approved broker list.

     4.   In dealing with brokers:

o No staff member may seek or accept extended settlement terms of any form of credit from the broker or party with whom they place orders unless the broker provides this facility generally to its customers. This facility must be documented by an Agreement, signed by the staff member and the broker and staff must advise the Compliance Manager in writing that they have a credit facility with the broker. The Compliance Manager may wish to sight the agreement.

o Use of free or discounted brokering services as a general rule is not permitted. In very limited circumstances the Managing Director may give prior written authorisation for this to occur, eg where there is a longstanding private client relationship between the staff member and broker.

     5. Personal dealing advices, duly authorised and showing the date the deal was completed must be lodged with the Compliance Manager.

     6. You MUST NOT derive any personal advantage from information which is not generally available and which has been obtained in the course of your employment.

     7. NAM or NAB may embargo dealing in particular company securities or derivatives from time to time. Authorising Officers will be aware of such restrictions and will advise you accordingly. Authorising Officers are not required to disclose the reason for declining an application to deal.

     8. Staff who make or contribute to making investment decisions on financial securities in their employment, are prohibited from establishing discretionary dealing accounts with any brokers for the purpose of dealing in securities that are in the same asset class as those they advise on or trade in their employment.

     9. You MUST NOT deal for your own account, or for others over whom you have significant influence or control, if such dealing could prejudice the reputation or call into question the integrity of NAM. In all personal dealings you must avoid any conflict of your own interests with those of clients.

     10. You MUST NOT engage in 'front running', ie. if you are aware that NAM has made a decision to deal for a client or fund, you must not deal in that security or any related security until after the order or decision has been executed or cancelled. Clients' interests are always paramount.

     11. If you possess unpublished price-sensitive information relating to securities, or are precluded for any other reason from dealing, you MUST NOT deal in those securities for your own account, or advise or cause any other person to deal, or communicate any information or opinion on those securities to any other person if you know, or have reason to believe, that the other person will as a result deal or cause or advise someone else to. Please refer to Appendix 1 for a brief summary of the insider trading legislation. If you are in doubt as to whether the information you hold is unpublished price-sensitive information then you should refer immediately to Legal/Compliance.

     12. You MUST NOT sell securities short unless you can borrow the securities or otherwise acquire the securities for settlement under normal market practices. Short selling is subject to these dealing rules.

     13. If you make or support decision making on investments, you are not allowed to participate in any underwriting or placing of a security in the asset class you are associated with and that NAM is involved in, unless the offer is available to the GENERAL PUBLIC or the offeror has made securities available to NAM staff generally.

     14. Personal trading should be commensurate with your financial ability to fund and maintain an appropriately sized investment portfolio. Trading should not be on a scale which detracts from performance of normal duties.

4.2.  NEW ISSUES

     Offers of securities under prospectus to staff may be made by a broker or underwriter to designated officers within NAM. The parcel of shares offered will then be offered to interested staff in a manner approved by the Executive Director, Australian Equities.

     Participation in any new security offering must be approved through the staff personal dealing approval process. Generally, only offerings through your registered private client brokers and in privatisations where a customer offer is made will be approved.

     If you are made an offer as a result of your employment by NAM by any broker, including your private client broker (eg an offer that is not available to all private clients), you must either decline the offer or arrange for it to be a general offer to NAM staff.

APPENDIX 1

INSIDER TRADING

INSIDER TRADING IS A CRIMINAL OFFENCE, IN RESPECT OF WHICH BOTH CIVIL AND CRIMINAL PENALTIES CAN BE IMPOSED:

CRIMINAL PENALTIES:     A$200,000  (INDIVIDUALS)/A$1,000,000  (COMPANIES)
AND/OR 5 YEARS
-------------------
                  IMPRISONMENT;

CIVIL PENALTIES:  COMPENSATION FOR DAMAGES

OTHER ORDERS:     SUSPENSION/BAN FROM THE INDUSTRY (INDIVIDUALS AND/OR
COMPANIES)

The prohibitions against insider trading are contained in section 1002 of the Corporations Law ("the Law") in relation to securities and in sections 1251-1257 of the Law in relation to futures. SIS Legislation prohibits insider trading of public offer superannuation interests (S174 SIS Act). The prohibitions in relation to securities extend to acts committed within Australia regardless of whether or not the issuer of the securities is Australian or not, and to acts committed outside Australia in respect of securities issued by an Australian entity.

The Law is essentially the same for securities and futures, with one exception as detailed below.

A.    SECURITIES

     The main operative provision of the Law is quoted below. Although this provision refers to securities issued by a body corporate, it also applies to securities issued by any other legal person, including governments. Note `securities' includes debentures, prescribed interests, units of prescribed interest, options, government bonds and superannuation interests).

     1002G(1) [APPLICATION OF SECTION]

     Subject to this Division, where:

     (a) a person (in this section called the "INSIDER") possesses information that is not generally available but, if the information were generally available, a reasonable person would expect it to have a material effect on the price or value of securities of a body corporate; and

     (b)  the person knows, or ought reasonably to know, that:

          (i)  the information is not generally available; and

          (ii) if it were generally available, it might have a material effect on the price or value of those securities;

     the following subsections apply.

     1002G(2) [NO PURCHASE OR SALE ETC OF SECURITIES]

     The insider must not (whether as principal or agent):

          (a) subscribe for, purchase or sell, or enter into an agreement to subscribe for, purchase or sell, any such securities; or

          (b) procure another person to subscribe for, purchase or sell, or to enter into an agreement to subscribe for, purchase or sell, any such securities.

     1002G(3) [NO COMMUNICATION OF INFORMATION]

     THIS IS KNOWN AS THE `TIPPING' OFFENCE.

     Where trading in the securities referred to in subsection (1) is permitted on the stock market of a securities exchange, the insider must not, directly or indirectly, communicate the information, or cause the information to be communicated, to another person if the insider knows, or ought reasonably to know, that the other person would or would be likely to:

          (a) subscribe for, purchase or sell, or enter into an agreement to subscribe for, purchase or sell, any such securities; or

          (b) procure a third person to subscribe for, purchase or sell, or to enter into an agreement to subscribe for, purchase or sell, any such securities.

     When used above, the following expressions have the meanings indicated:

     (1)    "INFORMATION" includes:

          (a) matters of supposition and other matters that are insufficiently definite to warrant being made known to the public; and

          (b) matters relating to the intentions, or the likely intentions, of a person.

     (2)    Information is "GENERALLY AVAILABLE" if:

(a)   it consists of readily observable matter; or

          (b) without limiting the generality of paragraph (a), both the following subparagraphs apply:

          (i) it has been made known in a manner that would, or would be likely to, bring it to the attention of persons who commonly invest in securities of bodies corporate of a kind whose price or value might be affected by the information; and

          (ii) since it was so made known, a reasonable period for it to be disseminated among such persons has elapsed; or

          (c) it consists of deductions, conclusions or inferences made or drawn from either or both of the following:

               (i) information referred to in paragraph (2)(a); (ii)information made known as mentioned in subparagraph 2(b)(i).

     (3)    "MATERIAL EFFECT ON PRICE OR VALUE OF SECURITIES":

          A reasonable person would be taken to expect information to have a material effect on the price or value of securities of a body corporate if the information would, or would be likely to, influence persons who commonly invest in securities in deciding whether or not to subscribe for, buy or sell the first-mentioned securities.

          There are a number of exceptions to both the prohibition on insider trading and the prohibition on passing on inside information, including the following:

          (a)     Exceptions to prohibition on trading:

          o    subscribing  for  shares  under  an  underwriting   agreement  or
               agreeing to do so, or selling shares so acquired;

          o trading by a body corporate or partnership when a partner or employee is in possession of price sensitive information but (a) the employee who made the dealing decision was not in possession of the information or any advice derived therefrom, (b) there are Chinese Walls in place which could reasonably be expected to prevent the flow of the information or advice to the person who made the dealing decision and (c) no such information or advice actually flowed;

          o dealing in the knowledge of one's own trading intentions or agreements (either as an individual or as a body corporate);

          o dealings as holder of a dealer's licence on behalf of and pursuant to a specific instruction from a non-related client, subject to the existence of Chinese Walls between the dealer and any persons who may hold price sensitive information, and to no information actually flowing to either the client or the dealer;

          o    purchases pursuant to a requirement under the Law.

          (b)  Exception to prohibition on passing on information:

          o    entice   another  person  to  enter  into  an   underwriting   or
               sub-underwriting agreement;

          o    delivering information pursuant to a requirement under the Law.

      B.    FUTURES

     The insider trading provisions in relation to futures are very similar to those pertaining to securities, except that for information to be captured by the prohibitions, it must have been obtained from someone connected with the body corporate whose securities in some way affect the price of the particular futures contract. This "connection" can arise in a variety of ways, including being employed by a company which acts as financial adviser to the relevant issuer.

     In addition, a person is precluded on a particular day from dealing in a futures contract concerning a body corporate if, by virtue of being, or having been at any time during the 6 months ending on that day, connected with the body, the person has inside information in relation to that futures contract.

      INSIDE INFORMATION FLOW CHART

                                   [GRAPHIC OMITTED]



                                  October 1999

APPENDIX 2

==============================================================================

==============================================================================
    NATIONAL AUSTRALIA ASSET MANAGEMENT LTD

    PERSONAL DEALING REPORT

==============================================================================

==============================================================================


A.    AUTHORITY

      Name

                             Date .................

      HAS AUTHORITY TO DEAL IN THE FOLLOWING SECURITIES

      SECURITY:              CODE:      .............................
      BUY/SELL ON BEHALF OF
                             NAME:      ............................
                             BROKER: .............................

      This authority is valid for twenty four hours from the time hereof

      .......................................................................
      ......
      ................................................................
      Staff Member Signature
      Authorising Officer (Name & Title)


    Date ................ ......  Time .....................
B.    REPORT

      I confirm that I have/have not dealt the above security(s) ..........on
      ............ .... (date)

      Staff Member Signature

      ..................................................................
                                                  Original to Compliance Officer

                                                            Copy to Staff Member

                                                                    October 1999

APPENDIX 3

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===============================================================================
                     NATIONAL AUSTRALIA ASSET MANAGEMENT LTD

===============================================================================

                                PERSONAL DEALING

===============================================================================
                              AUTHORISING OFFICERS

===============================================================================
===============================================================================

===============================================================================



      ASSET CLASS                             OFFICER

      Australian Equities                     Stephen Hiscock*


      Australian and International Fixed      Bob Warren
      Interest

      International Equities                  Patricia Preneta

      Derivatives                             Paul Laband or David Taylor

      In the absence of the relevant Officer for the appropriate asset class, any other of the designated Authorising Officers may sign the Personal Dealing Report. However, see exception below.

      *WHEN HE IS AWAY, STAFF SHOULD FIRSTLY SEEK AUTHORISATION FROM RICHARD FISH, SENIOR PORTFOLIO MANAGER, AUSTRALIAN EQUITIES.

                                  October 1999

APPENDIX 4

=============================================================================

=============================================================================
=============================================================================
                     NATIONAL AUSTRALIA ASSET MANAGEMENT LTD

=============================================================================

                            PERSONAL DEALING BROKERS

     Name:


     Brokers or financial intermediaries that I or my associated interests may use for personal dealings:

 ........................................................................


 ........................................................................


 ........................................................................


 ........................................................................


 ........................................................................



     Signed:.........................................................


     Date:
 .....................................................................



     APPROVED:

                                                      DATE

Page 2


APPENDIX 5

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                     NATIONAL AUSTRALIA ASSET MANAGEMENT LTD

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                             PERSONAL DEALING RULES

==============================================================================
==============================================================================

==============================================================================




      To:         Human Resources

      I, .............................................................. have received, read and understood the Personal Dealing Rules of National Asset Management Ltd dated October 1999.

      Signature               ......                  Date




APPENDIX 5

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===============================================================================
                     NATIONAL AUSTRALIA ASSET MANAGEMENT LTD

===============================================================================
                             PERSONAL DEALING RULES

===============================================================================
===============================================================================

===============================================================================






      To:   Paul A. K. Laband, Managing Director



      I have read and understood the personal dealing rules of NAAM dated October 1999 and understand that a breach of these guidelines will be considered misconduct and may result in termination of my employment with NAAM or related companies.

      Name:     ..................................................


      Signature:..................................................


      Date:     ............................

     YOUR RESPONSIBILITIES AS A SECURITIES REPRESENTATIVE OF NATIONAL AUSTRALIA ASSET MANAGEMENT LTD (`NAM')

1.    WHO IS A `SECURITIES REPRESENTATIVE'?

      A `SECURITIES REPRESENTATIVE' is defined in Section 94 of the Corporations Law (`the Law') as a person who holds a `proper authority' from a securities licensee.

      A Securities Representative must be employed by or act for or by arrangement with the licensee in connection with a securities business or investment advice business carried on by the licensee.

      If you hold yourself out to be a representative of a licensee, you will be regarded as such (Section 94(4)).

      `SECURITIES' is defined broadly in the Corporations Law to mean government debentures or bonds, shares, options and prescribed interests (eg unit trusts). It does not include futures as they are dealt with under a separate licensing regime. (You may also be a representative under NAM's futures brokers licence.)

2.    YOUR CONDUCT AS A SECURITIES REPRESENTATIVE

      2.1 Section 806 of the Law provides that you must not act as a securities representative of NAM unless you hold a proper authority from NAM.

            This does not mean that you cannot act as an employee of NAM without a proper authority. What it means is that you must not DEAL IN SECURITIES or make SECURITIES RECOMMENDATIONS or give SECURITIES ADVICE on NAM's behalf without first having a proper authority.

      2.2 NAM must keep a register of proper authorities granted by it under the Law, which will be maintained by the Compliance Division (Ron
            Chee). This register must be updated with any changes of information. You must notify IMMEDIATELY of any changes to the following:

a)    your name;

b)    your current residential address; and

c)    your current business address (i.e if you change buildings)



            Where you cease acting in a dealing capacity for NAM eg you are transferred from NAM to another area of the NAB, or you resign, you must:

i.    notify Compliance immediately; and

ii.   hand back your proper authority to the Compliance Division

      2.3 The Australian Securities and Investments Commission (`ASIC') may require you to provide it with a copy of your proper authority where it has reason to believe you have acted as a representative of NAM (Section 814).

3.    MAKING SECURITIES RECOMMENDATIONS:

      Under the Law any person who offers `securities advice' or makes `securities recommendations' will require a proper authority. The expression `SECURITIES RECOMMENDATION' is defined to mean the making of direct or explicit recommendations about securities. `SECURITIES ADVICE' is thought to include any advice to take a particular action or inaction in relation to securities (e.g sell, buy, subscribe, hold). Such advice may also come in the form of analyses or reports about securities.

      The Law contains detailed provisions in relation to the giving of securities recommendations. These are IN ADDITION to the requirements under the general law to provide appropriate advice and to disclose conflicts of interests. Our dealers licence requires us to disclose to our clients any fee or commission paid to any person who referred the client to us. In its advisory surveillance activities, the ASC focuses on the retail end of the market, but the provisions set out below also technically apply to `SOPHISTICATED INVESTORS'. The ASIC's definition of a non retail client is fairly narrow and may exclude some of our wholesale clients, ie. some of our clients may be classified as `retail' investors by the ASC.

      3.1   THE `KNOW YOUR CLIENT AND PRODUCT' RULE

            Section 851 of the Law requires that a securities representative must have a reasonable basis for making a securities recommendation. To have a reasonable basis for making a securities recommendation, the representative must:

a)   ascertain  that  the   recommendation  is  appropriate  to  the  investment
     objectives, financial situation and particular needs of the client as known to the representative; and

b) base the recommendation on such consideration and investigation, reasonable in all the circumstances, in relation to the securities which are being recommended.

            Where there is a contravention of Section 851, the representative will be liable (under Section 852) to compensate the client for any loss or damages sustained by the client as a result of having followed the representative's recommendation.

            The securities representative should be able to comply with Section 851 by performing sufficient research to ensure that a securities recommendation is appropriate to the particular client. The information of which the securities representative should be aware includes:

a)   the client's investment objectives;

b) details of the client's need for income, capital growth, security, liquidity, flexibility and proposed time frame; and

c) the client's financial situation including assets, liabilities and income, and the client's aversion to or tolerance of risk.

      IT IS IMPERATIVE THAT ALL PROPERTY AUTHORITY HOLDERS MAKING SECURITIES RECOMMENDATIONS OR GIVING SECURITIES ADVICE TO CLIENTS MAINTAIN CLIENT FILES WHICH CLEARLY DOCUMENT THE RECOMMENDATION MADE TO THE CLIENT AND THE BASIS UPON WHICH THIS RECOMMENDATION WAS MADE.

4.    PROHIBITED CONDUCT

      4.1 Section 995 of the Law states that a person shall not, in connection with any dealing in securities, engage in conduct that is misleading or deceptive or is likely to mislead or deceive.

      4.2 Section 999 of the Law provides that a person must not make a statement that is false in a material particular or materially misleading, and which is likely to induce the sale or purchase of securities by other persons if, when the person makes the statement, the person does not care whether the statement is true or false or the person knows or ought reasonably to have known that the statement is false in a material particular or materially misleading.

      4.3 Section 765(1) provides that when a person makes a representation with respect to any future matter and the person does not have reasonable grounds for making the representation, the representation shall be taken to be misleading. The onus is on the person making the representation to prove that he had reasonable grounds for making it. `REASONABLE GROUNDS' may include the representative's degree of training, his enquiries as to the client's needs, his knowledge of the product, his research facilities and the process by which the recommendation was made.

      4.4 If a person suffers loss or damage by virtue of the securities representative engaging in any of the abovementioned prohibited conduct, THE PERSON MAY RECOVER THE AMOUNT OF THE LOSS OR DAMAGE BY ACTION AGAINST THE SECURITIES REPRESENTATIVE OR AGAINST ANY OTHER PERSON INVOLVED IN THE CONTRAVENTION.

5.    NAM'S LIABILITY FOR ACTS OF ITS REPRESENTATIVES

      As authorised representatives of NAM you are in a position of great responsibility. NAM is made liable for your acts as a representative to the same extent as if NAM had done them. If you do an act, and a third person does or omits to do an act in reliance on your conduct, then NAM will be liable in damages to the third person for any loss reasonably incurred as a result of your actions.

      Consequently, it is very important that you should comply with you responsibilities.

6.    REGISTER OF INTERESTS IN SECURITIES TO BE MAINTAINED BY YOU (FORM 714)
      ----------------------------------------------------------------------

      6.1 As the holder of a proper authority, Section 881 of the Law requires you to maintain a register of your interests in securities. Attached is FORM 714 - `REGISTER OF INTERESTS IN SECURITIES' that should be used as a guide in preparing your register. The register may be maintained in electronic form but must contain all this information.

      6.2 The Law provides that WITHIN 7 DAYS of obtaining a proper authority or acquiring a relevant interest in securities, details of relevant interests in securities must be noted on your securities register.

            Details of any change or cessation in the relevant interest in securities should also be noted WITHIN THE 7 DAYS.

      6.3   Details which must be entered include:

a)   date of commencement, change or cessation of relevant interest;

b)   number of securities involved;

c) if consideration was involved in the commencement, change or cessation, the amount of the consideration, and if any part did not consist of money, details of what it was; and

d) if the securities are not registered in your name, the name of the registered owner of the securities or, if any other person is entitled to become registered, the name of that person.

      6.4 THE AUSTRALIAN SECURITIES AND INVESTMENTS COMMISSION CAN REQUIRE PRODUCTION OF YOUR REGISTER, SO IT IS IMPORTANT TO KEEP IT UP TO DATE (SECTION 885).

COMPLIANCE PERSONNEL CONDUCTS AN AUDIT ON THE REGISTERS ON A REGULAR BASIS TO ENSURE THE REGISTERS ARE MAINTAINED PROPERLY. ALSO AS PART OF THIS SURVEILLANCE PROGRAM, THE TRANSACTIONS RECORDED IN THE REGISTER ARE COMPARED TO THE PERSONAL DEALINGS FORMS LODGED WITH COMPLIANCE.

      REGISTER OF INTERESTS/CHANGE IN DETAILS (FORM 715)

      6.5 Section 882 of the Law provides that you must notify the Australian Securities and Investments Commission (via Form 715) of the following when you begin to maintain a register:

a)   where the register is kept; and

b)   the name and address of the licensee from whom you hold a proper  authority
     (NAM).

            Upon becoming a person who holds a `proper authority' Compliance will issue you with a Form 715 for completion and signing. Compliance will forward it to the ASC on your behalf.

            Under Section 883, changes to be notified to the Australian Securities and Investments Commission are:

a)    change in location of register;

b)    ceasing to hold a proper authority; and

c)    change in name or address of licensee.

            Attached is a pro forma Form 715 for you to complete and give to Compliance when either (a) or (b) as above occurs. Register keeper details and Part B should be competed as required. If you return it to NAM Compliance (Ron Chee) we will lodge this form on your behalf with the ASC.

7.    TRAINING

      The Corporations Law Regulations contain provisions concerning the training and supervision for proper authority holders. NAM, as the holder of the dealers licence, is obliged to ensure that each representative is:

a) adequately supervised in the performance of the duties that he or she is required by the holder to perform;

b) is sufficiently trained in relation to those duties before acting as a representative; and

c) keeps up to date in relation to those duties by means of continuing training programs.

      These obligations are reinforced in the dealers licence conditions and are reviewed in the ASC surveillance program and by NAM's external auditor.

      The content of an ongoing training program for representatives should derive directly from the core competencies required before a person can be appointed a proper authority holder (knowledge, application skills and ethical conduct). Continuing training programs should therefore be intended to maintain or promote holder's knowledge of securities and relevant provisions of the law, to enhance application skills and to inculcate ethical values and attitudes. Sales focused training alone does not meet those requirements.

      TRAINING ADMINISTRATION

      The ASC does not set precise standards as to what constitutes sufficient training for the representatives of licensed dealers. It is incumbent upon each principal holder to ascertain the sufficiency of training having regard to the nature of its business and the experience of the particular representative. The industry standard appears to be in the vicinity of 20-30 hours structured training per annum and about 10 hours of unstructured professional reading per annum.

      Structured training would include formal study (e.g SIA course) and accredited external courses/seminars, inhouse presentations with guest speakers, etc. Attendance at and completion of the formal training must be controlled and monitored.

      Compliance sends out forms every 6 months requesting that you complete details of training undertaken by you in the relevant period. It is important that these are completed as quickly .....and accurately as possible and passed to Ron Chee. In addition we will be organising training sessions to be held quarterly with a guest speaker on matters relevant to the industry and our licensing obligations.

NAM COMPLIANCE
JANUARY 1998

===========================================================================




                            NATIONAL AUSTRALIA

                         ASSET MANAGEMENT LIMITED

                            COMPLIANCE MANUAL

===========================================================================
























                                    RON CHEE
                                LINDA PISCIONERI

                                 SEPTEMBER 1999

                                    FOREWORD

NATIONAL ASSET MANAGEMENT (NAM) IS A SIGNIFICANT PLAYER IN THE AUSTRALIAN FUNDS MANAGEMENT INDUSTRY. OUR SUCCESS HAS BEEN BUILT ON INTEGRITY AND PROFESSIONALISM AND A "HANDS ON" APPROACH TO THE MANAGEMENT OF THE BUSINESS.

THIS MANUAL HIGHLIGHTS KEY STANDARDS AND LEGAL REQUIREMENTS WITH WHICH YOU MUST COMPLY. COPIES OF THIS MANUAL CAN BE PROVIDED TO CLIENTS, POTENTIAL CLIENTS AND FELLOW MEMBERS OF THE NATIONAL AUSTRALIA BANK GROUP AS AN ETHICAL AND LEGAL FRAMEWORK OF NAM.

AS PART OF WORKING AT NAM, IT IS EXPECTED THAT YOU ACT AND CONDUCT YOURSELF IN CONFORMITY WITH THE RULES AND REGULATIONS DETAILED IN THIS MANUAL. DEPARTURE FROM THE PROCEDURES WILL BE VIEWED SERIOUSLY, AND COULD LEAD TO DISMISSAL. THIS INFORMATION AND ADDITIONAL DETAILS ON POLICIES, PROCEDURES AND INVESTMENT GUIDELINES CAN BE ACCESSED THROUGH THE NAM COMPLIANCE BULLETIN BOARD (LOCATED VIA LOTUS NOTES). PLEASE ENSURE THAT YOU ARE FAMILIAR WITH THIS MANUAL AND UNDERSTAND HOW IT IMPACTS ON YOUR DAY TO DAY WORK.

AS A RESULT OF OUR SUCCESS AND THE CHANGING LOCAL AND GLOBAL INVESTMENT ENVIRONMENT, IN WHICH NAM OPERATES, WE ARE FACING NEW CHALLENGES AS A COMPANY AND AS INDIVIDUALS. NAM IS CONTINUALLY REVIEWING THE STRUCTURE OF ITS BUSINESS TO ENSURE THAT THESE CHANGES CAN BE MET.

                                PAUL A.K. LABAND

                                MANAGING DIRECTOR

                                    CONTENTS

Chapter 1      INTRODUCTION........................................     Page 1

Chapter 2      Duties to Clients...................................     Page 2
                   Advice and Recommendations
                   Securities Hawking and Pressure Selling
                   Complaints
                   Client Confidentiality
                   Tax File Numbers
                   Agreements and Deeds

Chapter 3      DEALING.............................................     Page 8
                   Conduct
                   Insider Trading
                   Chinese Walls and Confidential Information
                   Substantial Shareholdings
                   Counterparties
                   Staff Dealing Rules

Chapter 4      DUTIES TO EXTERNAL PARTIES..........................     Page 13
                   Licensing  a.  NAM
                              b.  Staff

c.    Securities Registers

d.    Money Laundering and Other Illegal Activity
e.    Suppliers
f.    Information Memorandum

                              & Disclosure Document Accuracy

g.    Promotional Material and Advertising

Chapter 5      DUTIES WITHIN NAM...............................................
Page 18
                   Contact with Regulators
                   Contact with the Media
                   Errors and Breaches
                   Confidentiality Regarding NAM
                   Service of Legal Documents
                   Record Keeping
                   Maintaining Office Security
                   Personal Benefits and Gifts
                   Outside Employment and Directorships
                   Conflicts of Interest

Chapter 6      AND

Finally.......................................................Page 24
                   Vigilance
                   The Compliance Division

Appendix 1     Dealing Conduct and Law........................Page i-vi
Appendix 2     Proper Authority Holder Obligations............Page vii


National Australia Asset Management Limited
Compliance Manual



CHAPTER 1...      INTRODUCTION

The NAB Group and National Australia Asset Management Limited are committed to building and maintaining high standards of integrity, fair dealing, quality of service and ethical behaviour in all their relationships. We must always ask whether our actions are "right and proper", and at all times be mindful of the interests of our clients, fellow staff members, suppliers and the community and environment at large.

Often this can be summarised as "the front page test", that is, "Would you be comfortable if your actions were portrayed on the front page of the daily newspaper?" If not, then you should not proceed.

The Law provides an absolute minimum standard for our conduct. We must ensure our actions cannot mislead or deceive, either deliberately or inadvertently. Further, the Corporations Law imposes a standard that we must act EFFICIENTLY, HONESTLY AND FAIRLY. If we fail to reach this broad standard, not only do we risk losing clients we may be excluded from the securities industry by the Australian Securities and Investments Commission ("ASIC").

We support the Investment & Financial Services Association Group Code of Ethics, which is largely reflected in the principles of this Manual.

CHAPTER 2...      DUTIES TO CLIENTS

ADVICE AND RECOMMENDATIONS

Dealing with client inquiries is part of our function as an investment manager. Clients and potential clients often ring NAM in search of investment advice. However, this is an area where we should tread with some caution. Investment advice and recommendations should NEVER be given. This applies to all staff, whether or not they hold a Proper Authority from NAM. NAM has been issued with a Dealers Licence by ASIC, that authorises NAM to operate managed investment schemes and to carry on a securities business only. NAM has to apply to ASIC for an Investment Adviser Licence if it wants to carry on an investment advice business.

THIS IS AN AREA FOR GREAT CARE.

The ASIC strictly polices the "know your client" rules in relation to the giving of investment advice and the making of recommendations. For example, the person advising must be aware of the client's individual financial situation and their particular needs and objectives.

A recommendation can be express or implied and may be to buy, sell, hold or not to acquire certain securities. Thus, if you were to tell a client that they should retain their NAM trust units until the end of the financial year because markets were likely to pick up, you would have given that client a recommendation. If the client made a loss as a consequence of relying on that recommendation, you will be liable to compensate that client.

We are not in the business of being investment advisers nor are we in a position to know enough about our clients' personal financial details to make recommendations on a reasonable basis. We strongly encourage our clients to seek independent investment advice.

Everyday dealings with clients can lead to potential for legal liability through the giving of advice. For instance, a telephone inquiry might be received from a potential investor for a retail fund seeking further and up to date information on the units offered by our Trust. The direction of such conversation could lead to questions like: "Should I put my money in?", "Is now a good time?" "What do you think I should do?" "How will this effect my tax?" At this stage, the client should be urged to seek advice from their investment adviser. If they do not have an investment adviser, Client Services telephone team is able to provide a list of investment advisers in the client's area.

Often clients are happy to receive information rather than advice, so that they can make their own decisions. Therefore, general information about the investment markets or information about NAM's approach to the markets at that time may satisfy them, e.g. we have reduced fixed interest exposure or increased offshore investment. However, you must ensure that you have not given an implicit recommendation and always refer the client to his or her adviser.

A client who is unwilling to deal through an investment adviser should be encouraged to seek other professional advice from their accountant, tax adviser, solicitor, asset consultant or other adviser.

The client who seeks a further explanation of the terms of a Prospectus or Information Memorandum should be told that advice on prospectuses or Information Memoranda, particularly about what they mean for an individual, should be sought from a financial adviser. Any client queries relating to a Prospectus or Information Memorandum funds should be directed to Client Services.

Staff who deal with clients and financial advisers should be careful that they are not making a recommendation to people who could reasonably be expected to rely on it. As advisers are expected to carry out research into the investment products they recommend, generally representations to advisers would not be construed as recommendations or advice. However, such staff are still obliged to act honestly, efficiently and fairly and must not mislead or deceive their audience.

Whilst the same rules apply to wholesale and retail clients, it may not be as reasonable for a wholesale client to act on a fund manager's recommendation as it would for a retail client. However, we must still be careful not to give advice to any client.

Below are some examples of typical responses to clients. The "Never says" are dangerous statements which have the potential to open NAM and staff up to liability. The "Better alternatives" are a safer way of addressing the same query.

NEVER SAY.....                   A BETTER ALTERNATIVE....

Now  would be a good  time for   We   have   increased   exposure   to   the
you to put  some  money in the   sharemarket in our funds.
sharemarket.

The level of franking in the Distributions from the Managed Investor Managed Investor Australian Australian Equities Trust include franking Equities Trust will give you credits. The estimated level of franking
a tax benefit.                   is...

If it was my money, I would NAM urges you to visit a financial planner be pulling out of the who could take all of your affairs into sharemarket now and waiting account and develop a full financial plan. for the market to settle down.

If you are young like me, the The National Growth Fund is likely to be National Growth Fund would be more volatile than the, but with greater the best for you. risk you often have the potential for greater return in the longer term.

The Fund will  improve  in the   We have  repositioned  the Fund so that, if
next quarter.                    our assessment of the economy is right,  we
                                 might expect better performance in the period ahead.

The bias  towards  industrials   The    portfolio    has   a   bias   toward
will see the Fund outperform.    industrials at the moment.

THE "BETTER ALTERNATIVES" ARE NOT INTENDED TO BE A SCRIPT FOR ANSWERING CLIENT QUERIES BUT ARE PROVIDED TO HIGHLIGHT DIFFERENCE BETWEEN CAREFULLY AND CARELESSLY CHOSEN WORDS - THE DIFFERENCE BETWEEN PROTECTING FROM OR EXPOSING TO LEGAL LIABILITY.

SECURITIES HAWKING AND PRESSURE SELLING

It is our policy to sell our services and products in a professional manner, always mindful of protecting our reputation and integrity.

"Pressure selling" is clearly not compatible with this policy.

Our policy is consistent with the Corporations Law prohibition on securities hawking, which is defined as going from place to place and issuing invitations or offers to subscribe for, amongst other things, units in unit trusts. The reference to 'going from place to place' is not defined but does include a person communicating with other persons by post, telephone and similar services. This means that an offer to invest in NAM trusts made over the telephone to at least two people will be regarded as securities hawking, as would a similar offer sent by post. Importantly, the Corporations Law prohibition does not apply in relation to an offer or invitation if accompanied by a Prospectus/ Information Memoranda and sent by post.

COMPLAINTS

COMPLAINTS

THE AUSTRALIAN STANDARDS AS 4269-1995 - COMPLAINTS HANDLING defines a complaint as "Any expression of dissatisfaction with a product or service offered or provided." This includes any of the following:

o any incident which could give rise to legal action in which NAM could be named as a party;

o    any incident which could give rise to adverse or incorrect press comment;

o    any incident which might lead to disciplinary action for a staff member;

o any incident which may have been reported to the regulator by an external party;

o any incident which could have an impact upon NAM's relationship with a client, a unit holder or a regulatory body; or

o    any  incident   which   suggests  or  involves  any   allegation  of  gross
     inefficiency.

COMPLAINTS REPORTING PROCEDURE

Any matter, which falls within any of the above categories, should be immediately reported to your line manager.

IF THE CIRCUMSTANCES REQUIRE, THE REPORTING OF THE COMPLAINT WILL BE ESCALATED IN ACCORDANCE WITH NAM'S ESCALATION PROCEDURE.

In addition, all complaints must be reported to Client Services no later than the next business day after receipt.

The initial verbal reporting of the incident should be followed by a written report to Client Services. The details should include the date that the complaint was received, how it was identified, and those persons (internally and externally) who were aware of the incident. If you are in doubt as to what or whom to report, you should consult your line manager.

BENCHMARKS FOR RESPONSE

We have a legal responsibility to deal with complaints and inquiries WITHIN A REASONABLE TIME. If we are not in a position to respond to the complaint immediately, then a letter of acknowledgment should be sent confirming that the matter is being investigated.

Under Managed Investment Act we must, if we receive a complaint in writing, acknowledge the complaint in writing within 14 days from receipt. The resolution of the complaint must be communicated to the complainant within 45 days after receipt.

However, NAM's policy is to acknowledge the complaint in writing within 5 business days from receipt and the resolution of the complaint must be communicated to the complainant within 20 business days after receipt.

DEALING WITH A COMPLAINANT

We have to be responsive, fair and reasonable when dealing with a complainant.

SETTLEMENT

After 4 weeks from the date of the response (not acknowledgment) to a complaint, it can be treated as settled, as long as the complainant has been made aware of this fact and has not indicated dissatisfaction with the response.

COMPLAINTS REGISTER

All complaints (no matter how trivial it may appear) should be noted on the Complaints Registers database maintained by CLIENT SERVICES. The database records the status of the complaint, follow up actions and resolution.

ANALYSIS

Complaints should be classified and analysed for the identification of systemic and recurring problems. Remedial actions should be taken to prevent recurrence of similar problems.

NAM'S COMMITMENT

NAM and its staff is committed to the principles of the complaints framework set out in the Australian Standard AS4269-1995 and its obligations under the Managed Investments Act, when managing the complaints handling and resolution process.

CLIENT CONFIDENTIALITY

As part of our duty to act in the best interests of our clients, we must respect the information we receive from and about them. In fact, many of our investment management agreements contain confidentiality clauses, the purpose of which is to restrict totally the supply of information to other parties.

Staff should avoid mentioning a client's name, discussing their business relationship or affairs, or supplying reports to third parties or to other members of the Group. In the latter instance, approval should be sought from the relevant Executive Director responsible for the client before information is agreed to be supplied. The client should authorise the release of personal data to other Group entities.

Clients' affairs should only be discussed internally, in the normal course of business. This means that even internal discussions of a client's affairs should be restricted to staff members involved in processes and activities for the client.

Where information may already be in the public domain, release of that information should not proceed without first checking with the Compliance Division.

TAX FILE NUMBERS

In the course of our business we are obliged to collect tax file numbers from clients for reporting to the Australian Tax Office. Should a client elect not to supply a tax file number, NAM is obliged to deduct tax from certain payments at the highest marginal tax rate (plus Medicare Levy) and remit that tax amount to the Commissioner of Taxation.

TAX FILE NUMBERS ARE STRICTLY CONFIDENTIAL.

By Law we have implemented certain security measures to prevent unauthorised access, use or modification of tax file numbers. Tax file numbers submitted to us with applications are to be shredded once keyed into the computer system. Further, we must maintain the security of the tax file number information until its destruction. A client's tax file number should never appear on the client's physical file. All tax file number information must be deleted from the computer system when practicable after a client ceases their relationship with us.

Unauthorised use of tax file numbers would amount to a breach of privacy and of taxation laws and is a criminal offence. A person who has their privacy breached in such a manner may be entitled to compensation from those who breach it. The offending person can incur fines of up to $10,000 or imprisonment for two (2) years, or both.

AGREEMENTS AND DEEDS

Apart from legislative rules imposed upon the way we do business, clients investing money with NAM expect us to abide by terms agreed for the management of their money. These terms are set out in various agreements and deeds.

They govern matters ranging from asset allocation and restricted investments to operations, communications and confidentiality agreements. They provide the framework for our relationships with clients, trustees and custodians. As such, all staff must be aware of their responsibilities under the various agreements and deeds.

If you are unclear as to your responsibilities, or think that the level of service we are giving a particular client can be improved, you should discuss the matter with your line manager. It is vital that when new clients are accepted, each responsible area clearly understands its obligations and limitations in respect of that client.

The Client Services Unit is responsible for conveying a standard level of client information to approved group entities such as National Investment Services and National Custodian Services. Once a new client relationship has been established, the portfolio manager would normally be the recipient of any changes to the terms of the Agreement and is responsible for ensuring that this information is forwarded to the Client Services Unit, which is responsible for distribution to other areas of the company. NAM has in place a New Client or Mandate Variation Take On Process and a Post Implementation Review Process, which has to be adhered to in the event of implementing a new client mandate or implementing a variation to an existing mandate.

You should be mindful of the cost of a breach of an investment mandate, agreement or deed, both in actual dollar terms and in terms of reputation. The need to mitigate any loss for the client, custodian, trustee and NAM is paramount.

If you become aware of a breach, you should report it immediately to the Compliance Division. All new investment mandates, agreements or deeds and amendments to these documents should be forwarded to the Compliance Division for review and final execution. Please also note that there is a procedure for the signing of documents and only certain designated officers of the company are empowered to execute such documents.

CHAPTER 3 DEALING

CONDUCT

The Group is committed to dealing with assets in such a way that our dealing practices can not be brought into question. This notion applies equally to dealings on behalf of client funds as well as personal dealings.

When dealing for a portfolio, a trade should be carried out, at `best execution'. Unjustifiably high levels of trading (`churning') are unacceptable due to the attendant dealing cost and the risk of causing the ATO to assert that a portfolio is `trading' as opposed to `investing'. This may impact on the tax benefits available to superannuation funds or charity fund portfolios.

In relation to securities and futures, the Corporations Law is specific. It prohibits:

o misleading or deceptive conduct, EG. IT IS UNETHICAL AND ILLEGAL TO INITIATE RUMOURS OR CIRCULATE FALSE, MISLEADING AND DECEPTIVE INFORMATION.

o Stock market manipulation, E.G. TRADING IMMEDIATELY BEFORE MARKET CLOSING TIME AT A PRICE HIGHER THAN MARKET FORCES REQUIRE SO THAT THE CLOSING PRICE APPEARS HIGH.

o False trading and market rigging, E.G. PLACING BOTH BUY AND SELL ORDERS IN RELATION TO A STOCK FOR THE PURPOSE OF BUILDING UP TURNOVER OR"MANAGING " A PRICE.

o False or misleading statements or omissions in relation to securities.

o     Fraudulently inducing people to deal in securities.

o     Distributing information about illegal transactions.

o     Insider trading.

Further, the Superannuation Industry (Supervision) Act requires that all investments be made at arm's length.

These standards form the basis for ALL NAM dealing conduct. Further details in relation to dealing and conduct for NAM staff are set out below and in Appendix 1.

IF YOU ARE IN ANY DOUBT AS TO WHETHER ANY CONTEMPLATED CONDUCT FALLS OUTSIDE THE LAW, YOU SHOULD CONTACT COMPLIANCE BEFORE YOU ACT.

INSIDER TRADING

"Insider trading" is the term given to a situation where a person ("the insider") trades securities in the knowledge of price sensitive information that is unpublished. Information is unpublished if it has not been released to the market. REMEMBER THAT UNITS IN A TRUST ARE "SECURITIES" FOR THESE PURPOSES.

Information is "price sensitive" when a reasonable person would expect that information to have a material effect on the price of that security if it was generally available.

o The insider does not have to be connected with the company in which securities are being dealt.

o The insider must not, whether in his or someone else's name or as an agent for someone else, make any transaction in relation to any such securities. This includes trading for client accounts.

o Where trading in the securities is permitted on a stock market, the insider must not share the inside information with anyone who might transact on the basis of that information.

o The insider must withdraw from any situation affected by, or potentially affected by inside information which is in their possession.

Some examples of Insider Trading:

o An equity analyst gleans confidential information from a visit to ABC Corp about worse than expected profits from a particular business unit. On his return to the office, putting client interests first, he sells client holdings of ABC Corp.

o Your neighbour, a worker at XYZ Co, tells you that XYZ's revolutionary product has failed several trials. You sell your XYZ shares because you know this information will depress the share price when it is announced.

o Negotiations between the trustee, auditor and NAM on the valuation of a particular trust asset have concluded and you know that the asset will be revalued shortly. You buy units in the trust before the revaluation takes effect.

If you ought to have suspected that you were an `insider' it is no defence to say that you nevertheless did not suspect.

Given the importance to NAM of company visits when assessing the merits of companies as investments, the opportunity to receive inside information certainly exists. However, information gathered from company visits need not be inside information. Staff who visit companies and talk to company management should continually evaluate the information they receive on the basis of whether the price of that company's securities would be MATERIALLY affected if that information was generally available.

Staff should make every effort to ensure they do not become "insiders" and that where they are given information about a security they ask, if in doubt, whether or not that information is generally available. If you do find that you have price sensitive information, do not communicate that information to anyone and immediately seek the advice of the Compliance Division.

Insider trading can also occur when dealing in futures contracts. However, the rules are slightly different. There must be a connection between the insider and with the company whose securities affect the price or value of the relevant futures contract. Importantly to NAM, being a substantial shareholder amounts to a sufficient connection to give effect to these provisions. (See Appendix 1.)

Contraventions of the Insider Trading provisions constitute a CRIMINAL OFFENCE, and have serious consequences including fines up to $200,000 and/or five years' imprisonment. Civil remedies are also available personally against an insider trader.

To prevent contravention of the insider trading provisions Chinese Walls are in operation between the various companies in the Group, and in certain cases within Group companies.

CHINESE WALLS AND CONFIDENTIAL INFORMATION

To protect the interests of our clients, NAM, and the NAB Group, we have in place a system of "Chinese Walls". A Chinese Wall is an internal procedure that limits the flow of confidential information between structures within an organisation.

Chinese Walls exist within the organisation to prevent or minimise the conflicts of interest between NAM's own interests and the interests of its clients, or between different clients, between staff and client, or between companies within the NAB Group. For example, NAM can trade in stocks whilst other members of the NAB Group may be advising on capital raisings or takeovers. Without Chinese Walls, such trading could amount to insider trading.

Chinese Walls are a defence to Insider Trading if it can be shown:

      (i) that the decision to enter into a transaction relating to securities was made by someone other than the person who was aware of price sensitive information; and (ii) that arrangements were in place within the company which could reasonably be expected to ensure that neither information nor advice was communicated to the person who made the decision to trade by the person in possession of the information; and

(iii) neither information nor advice was in fact communicated.

Information about the specific investment intentions and holdings of funds managed by NAM is confidential and must not be disclosed to anyone outside NAM.

Each of the companies within the NAB Group are separated by Chinese Walls. Consequently, staff of NAM are to disregard any interest of any other Group member when making investment decisions.

It is of critical that staff do not attempt to circumvent Chinese Walls.

SUBSTANTIAL SHAREHOLDINGS

The NAB Group is obliged to advise the Australian Stock Exchange and the relevant company of substantial shareholdings in companies. A substantial shareholding is one of at least 5% of a company's issued capital. Changes in excess of 1% of a substantial shareholding must also be advised.

COUNTERPARTIES

NAM's local and offshore fixed interest and equity dealings may be conducted with any accredited member of a recognised exchange.

Over The Counter (OTC) dealings may only be conducted with the four major Australian Trading Banks or any Offshore Banks rated AA or better by Standard & Poors.

Real property dealings may only be transacted with agents approved in writing by the Managing Director.

STAFF DEALING RULES

There is a trend toward more stringent personal dealing rules within the funds management industry worldwide, which we fully support. By creating a process of authorisation and a trail of documentation, we protect the reputation of NAM and its staff.

NAM Staff Dealing Rules are broad, covering investment in corporate equity and debt securities, options, warrants, rights, futures on shares, currencies, interest rates, commodities and indices, and various government securities. Whilst issues of listed stocks covered by prospectuses, eg. company floats, and shares acquired under the NAB Staff Share Scheme are generally excluded from the rules, the sale of shares acquired in such a way is covered by the Staff Dealing Rules.

Staff are not generally required to obtain authorisation to trade in any of NAM's products. However, a member of staff must not undertake personal deals directly with a fund he is managing without prior authorisation.

All transactions where the staff member has a degree of control or influence are subject to Staff Dealing Rules, even if such transactions are not in the name of the staff member.

The Rules require a staff member to get authorisation from a nominated senior investment staff member as outlined in the staff dealing policy prior to trading. The list of authorised staff will be notified to you from time to time and is always available from the Compliance Division. Staff must advise the Managing Director of the broker/s they intend to trade with.

Authorisation will not be given when transactions in the same security have taken place that day or are to take place within 24 hours. An embargo list is kept by the Compliance Division containing securities for which the company may hold price sensitive information. A security cannot be traded whilst it appears on the embargo list.

Authorisation is valid for 24 hours. If an order is not completed within that time, fresh authorisation must be sought.

Subsequent to the order being placed the authorisation must be handed to the Compliance Division, who maintain a register of staff trades. Staff are recommended to keep a copy of completed authorisations for their records.

THE STAFF DEALING RULES SHOULD BE READ IN FULL BY ALL STAFF MEMBERS INTENDING TO TRADE. A copy is available on the NAM Compliance Bulletin Board. Any queries can be raised with the Compliance Division on a confidential basis.

CHAPTER 4   DUTIES TO EXTERNAL PARTIES

LICENSING

A.   NAM

     DEALERS LICENCE

     NAM, as a company that deals in securities, both by issuing units in trusts and by trading securities on behalf of clients, is required to hold a Dealers Licence issued by the Australian Securities and Investments Commission. This Licence is fundamental to our business.

     Key conditions of the Licence include:

      (a) We are under a duty to disclose commissions and brokerage payable on securities.

      (b) any party who transacts, or intends to transact, business with NAM is entitled to view the original Licence on request. Please refer any such requests to the Compliance Division.

      (c) Regulation 7.3.02 of the Corporations Regulations specifies that NAM as the holder of a licence must ensure that Proper Authority holders are supervised, trained and kept up to date in relation to their duties.

     NAM complies with this by ensuring copies of this Manual are freely available, supervision of staff by senior personnel, and by way of an induction program and various ongoing training programs. Staff are encouraged to contact the Compliance Division if they feel further training is required in any matters referred to in this Manual.

     FUTURES BROKERS LICENCE

     NAM has also been issued with a Futures Brokers Licence by ASIC. It is also a member of the Sydney Futures Exchange ("SFE") as an Associate Broker.

     The Compliance Division have both licences available for your inspection.

B.   STAFF

     A staff member can only act as a representative of NAM if that person has been given a "Proper Authority" to act under NAM's licence. Proper Authorities empower the Proper Authority holder to represent a licensed dealer or futures broker.

     If you are involved in dealing securities or futures on behalf of NAM's clients, or marketing our products and services, you MUST hold a Proper Authority issued by NAM. If you carry out such duties and do not hold a Proper Authority, you should cease your activities immediately and consult your line manager and Compliance Division.

     The Compliance Division maintains a Register of all Proper Authority holders. The Register includes details of full name, current residential address, business address, date and place of birth and the date of issue of the Proper Authority. It also includes the address where the individual Register of Interest in Securities for each Proper Authority holder is located. It is a requirement that ANY AMENDMENTS TO THE INFORMATION CONTAINED ON THIS REGISTER MUST BE MADE WITHIN TWO BUSINESS DAYS OF ANY CHANGE OCCURRING.

     The ASIC is able to request the holder of a Proper Authority to produce that Proper Authority. This request cannot lawfully be refused without reasonable excuse.

      In respect of its Futures Licence, NAM has issued a Proper Authority to each of those persons who engage in dealing futures or consulting about the use and application of futures in our investment strategies. Only those persons who have been issued with a Proper Authority can represent the company in respect of futures investments. The Corporations Law and the Articles of Association of the SFE (and Circulars published by them) govern the conduct of those dealing in or talking about the use of futures on behalf of NAM. The SFE Compliance Manual covers relevant aspects and is available to all staff.

      Should you wish to borrow the SFE Compliance Manual or require further information, please ask the Compliance Division.

     ANY STAFF MEMBER WHO IS UNSURE WHETHER HE OR SHE SHOULD REQUIRE A PROPER AUTHORITY, EITHER UNDER THE DEALERS LICENCE OR THE FUTURES LICENCE, SHOULD IMMEDIATELY DIRECT THAT INQUIRY TO THEIR LINE MANAGER AND THE COMPLIANCE DIVISION.

C.    SECURITIES REGISTERS

     Holders of Proper Authorities granted by NAM under its Dealers Licence are obliged by the Corporations Law to maintain a Register of Relevant Interests in Securities. NON COMPLIANCE WITH THIS REQUIREMENT CARRIES THE POTENTIAL FOR HEFTY FINES AND IMPRISONMENT.

     A pro forma register is available on the NAM Compliance Bulletin Board (Sample Form-714). If you have any queries about keeping a register of securities, please contact the Compliance Division. Also, Proper Authority holders should refer to Appendix 2 for details of broader obligations.

     Proper Authority holders are obliged to notify the ASIC of establishment of a register, the place where it is kept and the dealer for whom the Proper Authority is held. A CHANGE IN ANY OF THESE DETAILS SHOULD BE NOTIFIED TO THE COMPLIANCE DIVISION IMMEDIATELY SO THAT APPROPRIATE FORMS CAN BE LODGED WITH THE ASIC.

D.    MONEY LAUNDERING AND OTHER ILLEGAL ACTIVITY

     Money laundering is the process by which criminals attempt to conceal the true origin and ownership of the proceeds of their criminal activities. If undertaken successfully, it allows them to maintain control over those proceeds and ultimately to provide legitimate cover for this source of income.

     Federal legislation imposes an obligation on us to report these illegal activities. Whilst this legislation initially sought only to detect money laundering, it has now been broadened to involve suspected breaches of various laws including the Corporations Law and taxation laws.

     We are obliged to report any suspect transactions to the relevant government agency. "Suspect" transactions are those transactions or attempted transactions that a member of staff feels may involve a breach of Taxation or Corporations laws, the use of illegally obtained money, or the breach of any other Law of the Commonwealth or a territory. Anyone who believes a transaction may be suspect in any way should report the matter IMMEDIATELY to their line manager and the Compliance Division.

     NAM does not accept cash for any transaction. However, suspect transactions need not involve cash.

     For example, you may have noticed a large unitholding in the name of a non-resident. Withholding tax of 10% is applied to distributions. However, from your dealings with the client you suspect that he resides within Australia. This situation involves activity that should be reported.

     For further details please refer Money Laundering Policy contained on NAM Compliance Bulletin Board.

E.    SUPPLIERS

      We are committed to establishing mutually beneficial relationships with suppliers, based on the same high ethical standards as apply to all other dealings. We expect suppliers to compete on the same basis as NAM on quality and price of the services or goods to be supplied.

      We aim to build a partnership with our suppliers. Their confidential proprietary information should not be passed to third parties without their express consent. Gifts, other than of a nominal value, should not be accepted from suppliers.

F.    INFORMATION MEMORANDUM & DISCLOSURE DOCUMENTS ACCURACY

      We are obliged to produce disclosure documents that contain all information which investors and their professional advisers would reasonably expect to find contained within such a document. This effectively means that the Prospectus must be written for the needs of unsophisticated investors. It is important that each current Information Memorandum is constantly reviewed to ensure that the information contained within it is at all times current.

     It is the responsibility of each department to ensure that where events or new information render an existing Information Memorandum materially incorrect or misleading, the Compliance Division is immediately informed. Remember, an Information Memorandum can be misleading not simply because of the material contained in it, but because of material NOT contained in it.

      Such information could range from a change in the method for pricing of units to a typographical error that omitted a stock from a portfolio. Some changes may even require -constitution amendments before they can be put into practice.

      When it comes to the ASIC's attention that an Information Memorandum is either incorrect or misleading, they can issue a "stop order" which will prevent the continued circulation of the Information Memorandum. The APRA has similar powers over superannuation products. This would cause significant financial loss and loss of reputation to NAM, as it would prevent it from accepting applications until the stop order was lifted.

      Any legislative, investment policy or administrative changes which occur during the currency of an Information Memorandum and come to your attention should be referred to, or discussed with the Compliance Division.

                 NAM's Due Diligence framework encompasses these principles.

G.    PROMOTIONAL MATERIAL AND ADVERTISING

     Advertising is the most public face of the company. False or misleading advertising is incompatible with the reputation for absolute integrity which the group is determined to maintain.

      Within NAM's structure, a number of people are involved in the marketing of products. We use a range of materials to promote NAM, including slides, overhead transparencies, handouts, pamphlets and advertising through the media. We must ensure that all marketing materials meet the following conditions:

o Promotional material that in any way misleads or deceives, either expressly or by omission, MUST be avoided.

o Sufficient prominence in type style and size should be given to any necessary qualifications or conditions.

o All graphs and diagrams must be accurate and to scale.

o Where the promotional statement refers to taxation it should state the assumed rate of taxation used in the statement, and that the levels and basis of taxation may change. In addition, where it refers to income from an investment which is either taxed in the fund before it is received by the unitholder, or taxed in the hands of the unitholder at a later date, the material should not describe the income as "tax free".

o     The material should bear a date.

o You should query whether any independent verification of information is necessary.

o The material should not contain a statement or forecast which might be false or misleading. Nor should it purport to be a statement of fact UNLESS there is satisfactory evidence within our possession to support it. A copy of that information must be retained for record keeping purposes.

o Any support given by, or reference to any organisation (eg. ASSIRT, William Mercer) must be supported by the prior written permission of that organisation. A copy of that permission must be retained for record keeping purposes.

o Where investment performance is used in promotional material, it should contain a statement to the effect that future performance of the fund is not guaranteed. Further the period for which any earning rate is featured should be clearly stated and should be the most recent period.

o Where appropriate, it should be stated that NAM nor any member of the NAB Group guarantees the repayment of capital or a particular rate of return. The statements must comply with the Reserve Bank of Australia Prudential Statement C2.

    All promotional material must contain standard form disclaimers as instructed by the Compliance Division.

    Any proposed advertisement must be submitted to the Corporate Solicitor or Head of Technical Services (and Human Resources department for employment ads) prior to the advertisement being finalised for copy.

    Any new promotional material must be provided to the Corporate Solicitor or Head of Technical Services for comment prior to being used.

CHAPTER 5   DUTIES WITHIN NAM

CONTACT WITH REGULATORS

All contact by a regulatory body (eg. ASIC, APRA, ASX, SFE must be communicated to the Compliance Division as soon as possible.

It is important that staff should deal with regulatory bodies in an open and co-operative manner and that Regulators are informed as soon as possible of anything concerning the business which might reasonably be expected to be disclosed to them. A system has therefore been developed to ensure that contact with regulatory bodies is managed so that complete and accurate information is conveyed to them in a timely and professional manner and that we can control the information given and the responses received the Compliance Division will control all contact with the Regulators.

CONTACT WITH THE MEDIA

THE MANAGING DIRECTOR IS SOLELY RESPONSIBLE FOR ALL MEDIA CONTACT REGARDING CORPORATE MATTERS RELATING TO NAM OR NAB. ALL PRESS RELEASES OR MEDIA ARTICLES PREPARED BY NAM MUST BE CLEARED THROUGH THE EXECUTIVE DIRECTOR, BUSINESS DEVELOPMENT AND IN HIS ABSENCE BY THE MANAGING DIRECTOR. TELEPHONE CONTACT WITH JOURNALISTS MUST ONLY RELATE TO ASSET SECTOR MATTERS IE. MARKET VIEWS ETC. ANY REFERENCE TO CLIENT MATTERS MUST NOT BE DISCLOSED UNLESS AGREED BY THE CLIENT.

ERRORS AND BREACHES

Material Breaches and errors can include the following:

o Breach of any legislation or regulatory requirements, eg Corporations Law, Superannuation Industry Supervision Act, dealer's licence or trustee approval.

o Breach of terms of any contract, eg Trust Deed, Investment Management Agreement (mandate), Service Provider Agreement.

o Breach of any internal procedures/controls, eg Compliance Manual, Staff Personal Dealing Rules, Insider Trading Rules or any other documented policy or code.

o Any unintentional act or omission resulting in a loss/profit to NAM or its clients (eg unauthorised overdrafts, purchase/sale of incorrect security).

o Any act or omission resulting in a fine or penalty, eg late filing of ASIC/SFE returns, late payment of invoices.

o Any act or omission resulting in a complaint by an external party.

ALL ERRORS AND BREACHES ARE TO BE NOTIFIED TO THE COMPLIANCE DIVISION REGARDLESS IF "MATERIAL" OR NOT. IN ACCORDANCE TO THE NAM ESCALATION POLICY, COMPLIANCE WILL REVIEW THE BREACH, DETERMINE "MATERIALITY AND ALLOCATE A PRIORITY.

PRIORITY 1

     HIGH PRIORITY. A severe breach or error has occurred which could result in the suspension of one or more NAM's licences, litigation, reputational damage or adverse media coverage. A High Profile Event (HPE).

If the answer is "yes" to any of the following, the breach/error will be classed as a Priority 1:

o This matter may give rise to a criminal prosecution or an action for damages against NAM or a member of NAM staff.

o    There is a real possibility of adverse comment and/or reputational risk.

o    This matter involves potential serious disciplinary action of staff.

o This matter involves a significant breach or perceived breach of in-house compliance procedures and policies or any applicable code of conduct by directors, management or staff.

o This matter may result in investigations by regulators into, or allegations of, possible breaches by staff of insider trading legislation.

o There have been breaches or potential breaches of any principle, regulation, formal guidance or code of any securities investment business regulator (eg. ASIC, ASX, SFE), exchange, or other regulatory body, normally of concern to Compliance, which could lead to the withdrawal of authorisation, intervention, warning or disciplinary action by a regulator, including any matter where a notification to a regulator is considered appropriate.

o There has been an unsatisfactory grading by a regulator or a serious issue raised by them.

Any of the aforementioned occurrences immediately escalates the category to that of Priority 1.

PRIORITY 2

MEDIUM PRIORITY. A breach or error has occurred which has, or could have, resulted in a moderate to significant financial loss. Moderate to significant financial loss is defined as any loss greater than $1,000. This also covers instances where a profit resulted that could, in fact, have been a loss.

The following occurrences would be graded Priority 2:

o    Any breach that does not fall under the categories listed as Priority 1.

o Any serious error arising through inadvertence, ignorance, negligence, accident, carelessness or inexperience.


PRIORITY 3

     LOW PRIORITY. Errors or a minor or less serious nature resulting in small (less than $1,000) or no financial loss.


ESCALATION PROCEDURE

ALL breaches and errors must be notified to Compliance immediately on identification, using the Checklist for Notification of breaches/errors form, which is available on the Compliance Bulletin Board.

PRIORITY 1

All Priority 1 occurrences are to be considered HPE and are required to be immediately reported by Compliance in the manner described by NAM's Compliance Manual to the following:

o     NAM Board;
o     Compliance Committee (if applicable);
o     Managing Director;
o     Business Manager; and
o     Head of Technical Services.

Any request for reimbursement must be authorised by the Managing Director and Business Manager.

PRIORITY 2

All Priority 2 occurrences are required to be notified to the Managing Director, Business Manager and Head of Technical Services. Any request for reimbursement must be authorised by the Managing Director and Business Manager.

PRIORITY 3

Priority 3 occurrences may be dealt with by the Executive Director or the relevant Departmental Head after the occurrence has been classified as such by the Compliance Division.

If any staff member becomes aware of the occurrence of any such event discussed above, they should notify the Compliance Division immediately.

CONFIDENTIALITY REGARDING NAM

It is important that all staff are cautious in the way they discuss work matters outside the office, including in the home and socially. An "off the cuff" remark may be passed on to one of our clients, or to one of our competitors, either deliberately or inadvertently, and produce an adverse effect upon the nature of our relationship with a client or upon our business. Whilst it is understood that many staff members tend to socialise with people within the industry and it is therefore natural to "talk shop", it is expected that staff members will at all times consider that the reputation or business of NAM rests with the need to keep business matters "in house".

SERVICE OF LEGAL DOCUMENTS

In the course of our business, there may be occasions when people bring legal actions against us. Often this process would begin with a writ or subpoena being served upon NAM. Service of such documents should ONLY be accepted by the Company Secretary or a Director of the company who should then alert the Compliance Division to the matter.

RECORD KEEPING

There is a saying that "he who has the best memory is the one who writes it down".

This can be applied to most functions undertaken within the company. It is important that intelligible and sufficiently detailed notes or records are kept of what you do and how you do it. At the very least, it may enable a staff member to assume the duties of an absent colleague and to assist in those duties being performed quickly and efficiently. At the other end of the spectrum, records or notes will always be invaluable if a query or concern subsequently arises as to the circumstances surrounding a particular transaction.

Whilst there are good business reasons for record keeping, often legislation also requires the maintenance of proper records. Apart from legislative requirements to keep minutes of Directors' meetings, the Superannuation Industry (Supervision) Act, for example, specifically requires retention of reports sent to clients of the Approved Deposit Funds.

Fund managers and dealers in particular should record what they are doing, why and when. This documentation should be done at the time and not after the event. For example, the allocation of deals between clients should be documented immediately to avoid any suggestion that the allocation was based on hindsight.

As a part of an audit by a regulator, we could expect to be asked for reasons to justify our actions in any particular circumstances. Thus, good record keeping practices are of paramount importance.

Business processes have been designed with appropriate record keeping in mind, so it is important that record keeping processes, for example, file notes of client visits, are not circumvented. File notes should remain factual and not contain any unsubstantiated claims or gossip.

If you are in any doubt as to what information should be kept, please see the Compliance Division.

MAINTAINING OFFICE SECURITY

In view of the confidential nature of information held by NAM, outside visitors should not be allowed into the general office area, unless specifically cleared or accompanied by a staff member. Visitors should otherwise be confined to meeting and interview rooms and the reception area. If you notice someone in the general office area you do not recognise, you are encouraged to ask that person who they are and what they are doing.

A "clean desk" policy should be observed, so that all confidential information is securely stored away from general access at all times. This will ensure that a high level of security is maintained. Waste bins for confidential material are provided for the disposal of confidential information.

Computer applications must be shut down at the end of each day ensuring that you `log out' and switch off your machines.

Access to files is restricted to those within each business unit, and only then to those needing to use such files.

PERSONAL BENEFITS AND GIFTS

Gifts and other benefits, except those of nominal value, should not be accepted. Gifts and benefits can give rise to inferences of compromise and be seen as inducement to do business this can be damaging to the reputation of NAM as well as the staff member. Therefore, they should be politely refused. Such a compromise, whether in fact or merely perception, would be contrary to the notion of always working in the best interests of our clients.

For these purposes, a discount on goods or services offered to staff personally by a client or supplier should be treated as a benefit.

Entertainment is generally acceptable, though again, should not be accepted if it is of such scale as to be potentially compromising.

OUTSIDE EMPLOYMENT AND DIRECTORSHIPS

It is recognised that some staff may have employment other than solely with NAM. However, those with outside employment must ensure that it does not interfere with their responsibilities to NAM or carry any reputational risk for the company.

The external employment must satisfy the three following conditions:

o     it cannot result in any perceived or actual conflict of interest.

o It cannot be with any other financial institution.

o It does not interfere with the staff member's responsibilities or job performance at NAM.

If anyone is in doubt as to the appropriateness of outside employment, they should approach Human Resources.

All staff must notify the Executive Director of their business unit if they are invited to serve as a director of an external company. However, notification need not be given where the directorship is for a company as trustee for a family trust or is voluntary and in relation to a school, religious organisation, club, charity or similar organisation where the major involvement is in the staff member's own time. Any staff who are directors of, or have been offered a directorship of any NAM client, should report this to the Compliance Division.

In all cases, the three conditions for outside employment should be satisfied.

CONFLICTS OF INTEREST

Staff must ensure that their personal business, investment and other activities (including those of family members and other close associates) do not place then in a position where their own interests may influence judgements or actions they take on NAM's or clients behalf. Any potential conflicts of interest must be reported to immediately to the Compliance Division.

CHAPTER 6   AND FINALLY...


VIGILANCE

NAM's success to date has been based on a number of features from service to performance and product innovation. Innovation comes from having a breadth of experience upon which we can draw - our staff. Staff often have ideas which can improve the way we operate.

Part of the role of all staff is to be vigilant.

Issues arise for all of us everyday which require questioning of what is "right and proper". We must always be alert for situations which may put either ourselves or the company at risk.

If at any time you come across a matter where you feel the propriety of our actions could be questioned or where we can do our job better, you should speak to the Compliance Division. Such communication will be treated with due confidentiality.

THE COMPLIANCE DIVISION

Pam Hauser
Head of Technical Services
Tel:  03 9611 3756 - Ext:  43756

Matthew Kilbride
Corporate Solicitor

Tel:  03 9611 3726 - Ext:  43726

Ron Chee
Compliance Manager

Ext:  43432

Linda Piscioneri
Compliance Officer

Ext:  43431

Tony Burrill
Compliance Manager

Ext:  43428

It is the function of the Compliance Division to identify NAM's obligations to our clients, our shareholder, staff and the Law, to communicate these obligations to staff and to assist staff with the tools, resources and training necessary to understand and complete these obligations.

Whilst responsibility to meet our obligations rests with the management and staff of the company as a whole, Compliance will assist, advise and facilitate on all matters requiring legal and compliance input wherever required.

121023/6320(17)/Access & Code

                                       40

APPENDIX 1

DEALING CONDUCT AND LAW

The role of each and every staff member of NAM is directly or indirectly related to our business of dealing in securities. At the very least, an understanding of these legal requirements will enable you to understand why some of the internal procedures have been implemented at NAM, particularly with respect to the rules of staff dealing.

The following are prohibited practices.

MARKET MANIPULATION (Section 997 Corporations Law)

Transactions entered into with the likely effect of increasing the price of securities of a listed company and with the intention of inducing people to buy these securities, are prohibited. This prohibition also applies where the transaction is likely to reduce or stabilise the price of those securities with the intention of inducing dealing in those securities.

There is no requirement however, that the transactions are actually to occur "on market".

FALSE TRADING AND MARKET RIGGING (Section 998 Corporations Law)

This section prohibits a person from creating, causing to be created, or from doing something which is calculated to create a false or misleading appearance of active trading in listed stock, or the market for, or price of any securities.

It also prohibits a person from maintaining, inflating, causing fluctuations in or reducing the market price by means of purchases or sales of securities that do not involve a change in the underlying beneficial ownership of those securities.

The section therefore aims to prevent, for example, the situation where a selling order for shares in a particular company is given to one broker, and then a buying order for the same stock, to another broker. (A variant but also illegal practice is to offer to sell and to have an associate buy.)

It also prevents the purchase of securities at an agreed level for the purpose of setting and maintaining a market price for those securities.

Also prohibited is the creation of a false market by the use of a syndicate of members who arrange to sell the same parcel of securities around to each of the members in turn, with the intent to create a false impression of the market activity relating to those shares.

FALSE OR MISLEADING STATEMENTS (Section 999 Corporations Law)

This section prohibits the making of a statement or the communication of information which is false or misleading, if such information is likely to:

          (i)  induce the sale or purchase of securities; or

          (ii) increase, reduce, maintain or stabilise the market price of securities.

This prohibition is very wide in its application, for it is not necessary to show that anyone was in fact induced to sell or to buy the securities. All that is required is to show that the statement had the potential to induce the person to do so. It is not necessary either to show that the statement did in fact affect the market price. The real question is whether the statement, when objectively judged, is LIKELY TO affect market price.

However, to prove the offence it still must be shown that the statement was false or misleading and that the person making it ought reasonably have known that it was false or misleading, or did not care whether the statement was true or false.

FRAUDULENT INDUCEMENTS TO DEAL (Section 1000 Corporations Law)

In its attempt to cover the field, the Corporations Law also prohibits a person from inducing, or attempting to induce, another person to deal in securities by;

          (i) making or publishing a statement, promise or forecast which the person knows to be misleading, false or deceptive;

          (ii) dishonestly concealing material facts;

          (iii)recklessly making or publishing a statement, promise or forecast that is misleading, false or deceptive (whether it was done dishonestly or not);

          (iv) recording or storing information that the person knows to be false or materially misleading.

This section, therefore, has application in respect of a prospectus issued by a company, a broker advising in respect of the purchase or sale of securities, or in relation to takeover offers.

     GENERAL PROHIBITION ON MISLEADING OR DECEPTIVE CONDUCT (Section 995 Corporations Law)

Section 995 is borrowed from Section 52 of the Trade Practices Act. It is a general prohibition against conduct which is misleading or deceptive, or is likely to mislead or deceive, where the conduct relates to:

          o    the dealing in or issue of securities;

          o    the making of takeover offers or takeover announcements;

          o the making of an evaluation or recommendation in relation to takeover offers or announcements;

          o    the issue of a prospectus;

          o conduct which is effectively the conduct of negotiations or arrangements, or any act which is preparatory to any of the above.

FUTURES (Chapter 8 Corporations Law)

The legislation for futures dealers also provides similar prohibitions on futures market manipulation, false trading and market rigging, false or misleading statements, fraudulently inducing to deal, etc. These are effectively repeated in the Rules of the Sydney Futures Exchange.

     INVESTMENTS WHICH ARE NOT MADE AT ARM'S LENGTH (Section 109 Superannuation Industry (Supervision) Act)

In respect of all SIS regulated funds, i.e. the Approved Deposit Funds and Pooled Superannuation Trust funds, all investments made by the fund must be made on an arm's length basis.

MISLEADING OR DECEPTIVE CONDUCT: TRADE PRACTICES ACT

Section 52 of the Trade Practices Act is very broadly worded. It provides that "a corporation shall not in trade or commerce, engage in conduct that is misleading or deceptive or is likely to mislead or deceive".

A mere representation can, by virtue of Section 51A of the Act, also be treated as conduct capable of falling within the application of Section 52. Similarly, the making of a forecast if not made on reasonable grounds, can fall within the ambit of the Trade Practices Act.

Half truths, silence and non-disclosure can give grounds for an action when refraining from making a comment conveys an erroneous impression.

The immediate broad categories in which Section 52 will apply are:

          o misleading or deceptive conduct where it relates to "unfair competition";

          o misleading or deceptive conduct action where it relates to advertising;

          o    misleading   or   deceptive   conduct   where   it   relates   to
               misrepresentation in pre-contractual negotiations;

          o misleading or deceptive conduct where it relates to "advice" or "information" in other contents.

It is also important to remember that a person cannot by contract exclude liability for pre-contractual representations or statements made before execution of the contract. For example, a person preparing a submission for a wholesale mandate cannot rely on a written disclaimer to avoid liability.

Fair Trading Acts in New South Wales, Victoria, South Australia and Western Australia also support the Trade Practices Act.

INSIDER TRADING (Sections 1002 and 1253 Corporations Law)

"INSIDER TRADING" REFERS GENERALLY TO THE TRADING IN SECURITIES BY A PERSON WHO POSSESSES INFORMATION NOT AVAILABLE TO THE PUBLIC AND WHICH IS OF A MATERIAL NATURE ABOUT THE COMPANY WHOSE SECURITIES ARE TRADED, OR ABOUT THE MARKET FOR THOSE SECURITIES.

"INSIDE INFORMATION" IS ESSENTIALLY INFORMATION NOT GENERALLY AVAILABLE IN THE MARKET PLACE AND WHICH, IF IT WAS GENERALLY AVAILABLE, WOULD HAVE A MATERIAL EFFECT ON THE PRICE OF SECURITIES. It includes matters of supposition and matters insufficiently definite to warrant being made known to the public.

Individual circumstances will decide when the private information becomes public. As a general rule, the information can be regarded as public when:

          (i)  it is readily observable in the market place; or

          (ii) when it has been made known in a manner which is likely to bring it to the attention of people commonly investing (for example, by ASX announcement); or

          (iii)when a reasonable period sufficient to enable the information to be circulated has elapsed.

The test of the 'materiality' of the information rests upon whether the decision of a person to trade or not trade a security would be influenced if the information became generally available.

The insider trading provisions of the Corporations Law carry significant criminal penalties. The penalties apply to a company as well as to the individual. The penalty for an individual can be $200,000 and/or five years' imprisonment, and $1 million for a company. In addition, a conviction could lead to a company officer being barred from management for five years, and the company as a licensed dealer, could lose its licence. For NAM, this equates to losing its livelihood. In addition, the trauma of publicity and litigation even if the defence of the proceedings was successful, could have a severe impact on both NAM and the individual concerned.

The effect of the prohibition against insider trading means that if a person (the insider) has information not generally available and which if it were generally available, could be expected to have a material effect upon the value or price of securities, and the person knows such information is not generally available, then he or she MUST NOT:

     (i)    enter into arrangements to purchase or sell the securities; or
(ii)  arrange for another person to acquire or sell the securities; or
     (iii)where they are securities listed on a stock exchange, communicate the information to another person where he or she ought to know that this will cause that other person to attempt to acquire or sell the securities or even to have some other third party attempt to acquire or sell the securities.

The main exemptions to this are:

          (i)  redemption  of units under a buy back  provision  in a trust deed
               (since the Trustees are obliged to offer this facility at all times, it would be illogical to apply the provisions of the Corporations Law to this situation);

          (ii) information provided for the purpose of inducing the entering into of an underwriting or sub-underwriting agreement;

          (iii)trading, procuring or communicating AFTER the information has been disclosed to the market;

          (iv) passing on information where the other party to the transaction knew of the information; or

          (v)  the Chinese Wall defence.

The Law also requires that an officer or employee of the company, or a former officer or employee must not make improper use of information acquired by virtue of the position held to gain, either directly or indirectly, a personal advantage or advantage for some other person, or to cause detriment to the company. This section has broad application, even for junior staff members.

Therefore, equity analysts and dealers should ensure they do not become aware of unpublished price sensitive information from any source. In private interviews with companies, the staff member should ensure that it is understood that if price sensitive information is passed on, NAM may be prevented from dealing in their stock until the information becomes public.

PLACING A CHINESE WALL AROUND AN INSIDER

If a staff member becomes aware of price sensitive information, then the person must immediately advise the Compliance Division. In such instances, a note will be made on a confidential register specifying the name of the securities, the person in possession of the information, the date it was received, and its source. The person will be prevented from advising on or dealing in the relevant stock, be it on behalf of clients or for their own account. Other parts of the company would, however, be free to continue dealing in the stock as they would have no knowledge of the price sensitive information. The information must not be disclosed to any other person.

Such a process effectively places a Chinese Wall around the person with the inside information.

If NAM becomes an insider because of confidential market soundings on a capital raising, the whole company and its staff should then be embargoed from dealing in that stock. This fact will be advised by the Compliance Division on a "need to know" basis to relevant managers, including those who would customarily approve staff dealings.

FUTURES CONTRACTS AND INSIDER TRADING

A person is precluded from dealing in a futures contract relating to a company if he or she acquired inside information in relation to the futures contract by reason of being connected with that company within the preceding six months.

The Law regards the connection with the company as having been established if the person:

          o    has been an officer of the company, or related body corporate;

          o was a substantial shareholder in the company or related body corporate;

          o has occupied a position reasonably expected to give the person access to "inside" information by virtue of:

     (i) the professional or business relationship existing between the person and the company; or;

     (ii) the person being an officer of a body corporate which is a substantial shareholder in the relevant body corporate.

The effect of precluding a NAM staff member from dealing is also to prevent NAM from dealing unless the actual decision to deal in the futures contract was taken on behalf of the company by another person unaware of the information, and the company had arrangements in place to ensure that the information could not be communicated to the other person, ie. the Chinese Wall defence.

APPENDIX 2

PROPER AUTHORITY HOLDER OBLIGATIONS

1. Each person to whom a proper authority has been granted must maintain his or her own register of relevant interests. Any changes to the entries in that form must be effected within seven days of acquisition/disposal of securities held. The purpose of this form is to maintain an up to date record of the securities in which that person has an interest.

      The ASIC is to be notified of a change in the place where the register is kept, or where the name or address of the register holder has changed. Each register is the responsibility of the person holding a proper authority. Under the Corporations Law, the penalty for failing to keep a register is a $2,500 fine or 6 months imprisonment.

      The Corporations Law specifically requires that the register includes details of:

     (i) date of acquisition or disposal of the interest and the number of securities concerned;

     (ii) the consideration paid or received (whether money or otherwise) on acquisition / disposal;

     (iii)where the securities are not registered in the name of the holder of the proper authority, the name of the person who actually is, or is entitled to be, registered, eg. where the securities are registered in the name of a spouse.

      For these purposes, a "relevant interest" amounts to the power to dispose of the securities or vote in respect of the securities. "Securities" which must be shown on the register include securities issued by a public company or by a body corporate or other person listed on a securities exchange.

      All staff are encouraged to keep comprehensive records of their transactions.

      The Compliance Division will conduct spot checks of registers to ensure compliance with this requirement.

2. The ASIC is able to ask the holder of a proper authority to produce that proper authority. Therefore, it is the policy of NAM that the proper authority be kept by each person in a safe and secure place, so as to be able to be readily produced if required.

3. Proper authority holders should be familiar with this Compliance Manual and NAM product brochures as they need to be able to show they are aware of how NAM, as the licence holder, expects them to act and to have an understanding of the products NAM offers.

4. Training manuals and notes should be retained by proper authority holders so that the ASIC can be shown methods by which proper authority holders are trained.